UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of report (Date of earliest event reported): March 5, 2012

Atlas Resource Partners, L.P.

(Exact name of registrant as specified in its chapter)

Delaware	1-35317	45-3591625
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

Park Place Corporate Center One 1000 Commerce Drive, Suite 400 Pittsburgh, PA		15275
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code: 800-251-0171

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.	Entry into a Material Definitive Agreement.

Credit Agreement

On March 5, 2012, Atlas Resource Partners, L.P. (“ARP”), a Delaware limited partnership, entered into an Amended and Restated Credit Agreement among ARP, the lenders from time to time party thereto (the “Lenders”), and Wells Fargo Bank, National Association, as administrative agent for the Lenders (the “Credit Agreement”). The Credit Agreement constitutes an assignment by Atlas Energy, L.P (“ATLS”), ARP’s parent, to, and an assumption by ARP of, the Credit Agreement, dated as of March 22, 2011, among ATLS, the lenders from time to time party thereto, and Wells Fargo Bank, National Association, as administrative agent for the lenders.

The Credit Agreement provides for an initial borrowing base of $138 million and a maturity of March 2016. The Credit Agreement also provides for the issuance of up to $20 million of letters of credit, which would reduce ARP’s borrowing capacity. The borrowing base under the Credit Agreement will be redetermined semi-annually, with the first such redetermination to occur on May 1, 2012. ARP and the administrative agent, at the direction of the Super Majority Lenders (as defined in the Credit Agreement), each also have the right to initiate one interim redetermination during each six month period, and ARP may further initiate an interim redetermination in connection with specified transactions including the acquisition or sale of oil and gas properties with values above a threshold specified in the Credit Agreement. In connection with each redetermination of the borrowing base, the administrative agent will propose a new borrowing base based upon, among other things, reserve reports and such other information as the administrative agent deems appropriate in its reasonable discretion and consistent with its normal oil and gas lending criteria as they exist at the particular time. Any proposed borrowing base that would increase the borrowing base then in effect must be approved by all Lenders, and any other proposed borrowing base must be approved by the Super Majority Lenders. If at any time the amount of loans and other extensions of credit outstanding under the Credit Agreement exceed the borrowing base, ARP may be required, among other things, to prepay loans under the Credit Agreement and/or mortgage additional oil and gas properties. The borrowing base will be automatically reduced upon the occurrence of certain events, including the issuance of senior notes by ARP and certain sales of oil and gas properties.

ARP’s obligations under the Credit Agreement are secured by mortgages on its oil and gas properties and first priority security interests in substantially all of its assets, including all of ARP’s ownership interests in a majority of its material operating subsidiaries. Additionally, ARP’s obligations under the Credit Agreement are guaranteed by certain of ARP’s material subsidiaries and may be guaranteed by future material subsidiaries of ARP.

At ARP’s election, interest on borrowings under the Credit Agreement is determined by reference to either LIBOR plus an applicable margin between 2.00% and 3.25% per annum or the alternate base rate (“ABR”) plus an applicable margin between 1.00% and 2.25% per annum. These margins will fluctuate based on the utilization of the facility. Interest is generally payable quarterly for ABR loans and at the applicable maturity date for LIBOR loans. ARP is required to pay a fee of 0.5% per annum on the unused portion of the borrowing base under the Credit Agreement. Borrowings under the Credit Agreement are available for, among other things, working capital and general corporate purposes of ARP and its subsidiaries.

The Credit Agreement contains customary covenants that limit ARP’s ability to incur additional indebtedness, grant liens, make loans or investments, make distributions if a borrowing base deficiency exists or a default under the Credit Agreement exists or would result from the distribution, merge into or consolidate with other persons, enter into commodity or interest rate swap agreements that do not conform to specified terms or that exceed specified amounts, or engage in certain asset dispositions including a sale of all or substantially all of ARP’s assets.

The Credit Agreement also contains covenants that require ARP to maintain the following financial ratios:

•

A ratio of Total Funded Debt (as defined in the Credit Agreement) to four quarters (actual or annualized, as applicable) of EBITDA (as defined in the Credit Agreement) not greater than 3.75 to 1.0 as of the last day of any fiscal quarter;

•	A ratio of current assets to current liabilities not less than 1.0 to 1.0 as of the last day of any fiscal quarter; and

•

A ratio of four quarters (actual or annualized, as applicable) of EBITDA to Consolidated Interest Expense (as defined in the Credit Agreement) not less than 2.5 to 1.0 as of the last day of any fiscal quarter.

The events which constitute events of default are also customary for credit facilities of this nature, including payment defaults, breaches of representations, warranties or covenants, defaults in the payment of other indebtedness over a specified threshold, insolvency and change of control. In addition, it will be an event of default if the MGP (as defined below) breaches an obligation governed by the Hedge Facility Agreement (described below) and the effect of such breach is to cause amounts owing under swap agreements governed by the Hedge Facility Agreement above a specified threshold to become immediately due and payable.

The foregoing description of the Credit Agreement does not purport to be complete and is subject to, and qualified in its entirety by, the full text of the document filed as Exhibit 10.1, which is incorporated herein by reference.

Secured Hedge Facility Agreement

Also on March 5, 2012, Atlas Resources, LLC (the “MGP”), ARP’s subsidiary which acts as the managing general partner for the majority of its investment partnerships, entered into a Secured Hedge Facility Agreement among the MGP, the participating partnerships from time to time party thereto (the “Participating Partnerships”), the hedge providers from time to time party thereto (the “Hedge Providers”), and Wells Fargo Bank, National Association, as collateral agent for the Hedge Providers (the “Hedge Facility Agreement”). The Hedge Facility Agreement is a pooled security agreement under which the Participating Partnerships will provide credit support to the counterparties of their hedge transactions. Only recently formed, or subsequently formed, investment partnerships managed by the MGP, commencing with the Series 30 partnership, are eligible to participate in the Hedge Facility Agreement.

Before executing any hedge transaction, a Participating Partnership will be required to (i) enter into an ISDA Master Agreement with a Hedge Provider (each, a “Master Agreement”) and (ii) provide mortgages on its oil and gas properties and first priority security interests in substantially all of its assets to the collateral agent for the benefit of the Hedge Providers. The collateral provided by each Participating Partnership will secure only that partnership’s hedge obligations, and will not secure the hedge obligations of any other Participating Partnership.

The Hedge Facility Agreement contains covenants that limit each Participating Partnership’s ability to incur indebtedness, grant liens, make loans or investments, make distributions if a default under the Hedge

Facility Agreement exists or would result from the distribution, merge into or consolidate with other persons, enter into commodity or interest rate swap agreements that do not conform to specified terms or that exceed specified amounts, or engage in certain asset dispositions including a sale of all or substantially all of its assets.

The events which constitute an event of default under the Hedge Facility Agreement are customary for security agreements of this nature, including breaches of representations, warranties or covenants, defaults in the payment of other indebtedness over a specified threshold, insolvency and change of control. In addition, it will be an event of default if (i) an event of default, termination event or additional termination event occurs with respect to any Master Agreement and (ii) if a payment default, insolvency event or financial covenant default occurs under the Credit Agreement or the Credit Agreement indebtedness is otherwise accelerated.

The foregoing description of the Hedge Facility Agreement does not purport to be complete and is subject to, and qualified in its entirety by, the full text of the document filed as Exhibit 10.2, which is incorporated herein by reference.

Item 2.03.	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information set forth under Item 1.01 above is incorporated herein by reference.

Item 9.01.	Financial Statements and Exhibits.

(d)	Exhibits

10.1	Credit Agreement dated as of March 5, 2012

10.2	Hedge Facility Agreement dated as of March 5, 2012

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Dated: March 6, 2012	ATLAS RESOURCE PARTNERS, L.P.

By: Atlas Resource Partners GP, LLC, its general partner

	By:	/s/ Sean P. McGrath
	Name:	Sean P. McGrath
	Its:	Chief Financial Officer

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